Exhibit 10.3

August 19, 2016

Hans J. Sack

362 Edelweiss Lane

Ligonier, Pennsylvania 15658

This letter agreement outlines the terms of your separation from employment with The ExOne Company (the “Company”) as well as the benefits available to you as a result of such separation.

1.	Effective Date.

Your employment with The ExOne Company will terminate at the close of business on August 31, 2016 (the “Effective Date”). From August 18, 2016 until August 31, 2016, you are not required to perform any services for The ExOne Company unless requested by the Executive Chairman or CEO to do so. You agree that the termination of your employment shall result in the automatic resignation from any position as an officer of the Company or any Company affiliate or as a director of any board of the Company or any Company affiliate effective on the Effective Date. You will return to the Company on the Effective Date any Company-owned device, credit cards or other Company documents or materials.

2.	Severance Pay.

You will receive severance pay from September 1, 2016 to December 31, 2016 in the total amount of $101,014.08, which will be divided into bi-weekly installments and paid on a biweekly basis less all deductions required by law. In order to receive this severance pay, you are required to agree to the terms of and to sign the attached Separation of Employment and General Release Agreement on or before August 31, 2016 and not revoke the Separation of Employment and General Release Agreement after it has been signed.

3.	Payroll Continuation

You will receive your normal pay until the Effective Date on August 31, 2016 paid on the next regular pay dates.

4.	Accrued Vacation; Other Benefits; Unvested Restricted Stock

You will be paid for all vacation time which you have accrued under the Company’s vacation policy as of August 18, 2016 but have not taken as of August 31, 2016, the value of which is $13,758.10. This will be paid in the regular pay for the pay period that includes August 31, 2016. You will not be entitled to accrue any additional vacation after August 18, 2016.

Medical, dental, and vision insurance coverage, end on August 31, 2016. Medical, dental and vision insurance may be continued by you requesting the coverage and by you paying the applicable monthly COBRA premium.

All other Company insurance benefits, including Short Term Disability, Long Term Disability, Life, and Accidental Death and Dismemberment insurances will end on August 31, 2016. Life Insurance is portable. It may be purchased directly from the insurance company if voluntary insurance had been elected during employment.

On August 31, 2016, you will forfeit the 3,334 shares of restricted stock which have not vested as of such date. In the event that a cash performance bonus is awarded for Fiscal Year 2016, you will be eligible for such award, pro-rated, for your service through August 31, 2016.

5.	Termination of Offer Letter

You acknowledge that in consideration for the payments being made pursuant to this letter and other promises and benefits provided under this letter, the Offer Letter dated March 10, 2015 from the Company to you is hereby terminated effective immediately and the Company has no obligations to you under the offer letter.

You understand and agree that, except as expressly provided for under this letter, you have been paid and/or received all leave (paid or unpaid), compensation, wages, bonuses, severance or termination pay, equity, commissions, notice period, and/or benefits to which you may have been entitled and will not receive or be entitled to any additional payments or benefits.

6.	Governing Law, Jurisdiction and Venue.

This letter shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflict of laws rules. Any action to enforce this letter shall be brought exclusively in a state court or federal court located within Westmoreland County, Pennsylvania. By acknowledgement of this letter, you irrevocably consent to the exclusive jurisdiction of those courts and submit to personal jurisdiction in the Commonwealth of Pennsylvania. You irrevocably waive any objection, including any objection based on lack of jurisdiction, improper venue or forum non conveniens, which either may now or hereafter have to the bringing of any action or proceeding in the Commonwealth of Pennsylvania relating to this letter.

This letter, together with the Separation of Employment and General Release Agreement, contains the entire agreement between the Company and you concerning the matters addressed herein and may be changed only by an agreement in writing signed by the party against whom the enforcement of any waiver, change, modification, extension or discharge is sought. To the extent this letter is inconsistent with the offer letter, any prior agreements between the Company and you or with any Company handbooks, policies or procedures, whether in existence now or implemented later, this letter shall control and shall supersede such offer letter, agreement, handbook, policy or procedure.

Please sign and date one copy of this letter in the space provided below certifying that you have received a copy of the letter and you understand its contents. Return the signed copy to me on or before August 22, 2016.

Sincerely,

/s/ JoEllen Lyons Dillon

JoEllen Lyons Dillon

Executive Vice-President, Chief Legal Officer and Corporate Secretary

This certifies that I have received a copy of this letter and I understand its contents.

/s/ Hans J. Sack	Date	August 19, 2016
Hans J. Sack

Attachment: Agreement and Release

SEPARATION OF EMPLOYMENT AND GENERAL RELEASE AGREEMENT

THIS SEPARATION OF EMPLOYMENT AND GENERAL RELEASE AGREEMENT (this “Agreement”) is made as of this 31st day of August , 2016, by and between The ExOne Company (the “Company”) and Hans Sack (the “Executive”).

WHEREAS, the Executive formerly was employed by the Company as President;

WHEREAS, the Executive and Company entered into a letter agreement, dated August 18, 2016 (the “Severance Agreement”), pursuant to which Executive’s employment with the Company terminated on August 31, 2016; and

WHEREAS, the Company has agreed to pay Executive certain payments and benefits, as set forth in Section 2 of the Severance Agreement, subject to, among other things, the Executive’s execution and non-revocation of this Release as defined therein.

NOW, THEREFORE, for and in consideration of the Company’s commitments in Section 2 of the Severance Agreement, and intending to be legally bound, the Executive and the Company hereby agree as follows:

1. (a) The Executive does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries and parents, and its and their respective officers, directors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators, as well as the current and former fiduciaries of any pension, welfare, or other benefit plans applicable to the employees or former employees of the Company, and the current and former welfare and other benefit plans sponsored by the Company (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which the Executive ever had, now has, or hereafter may have, whether known or unknown, or which the Executive’s heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of time to the date the Executive signs this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to the Executive’s employment relationship with the Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under or relating to his offer letter from the Company dated March 10, 2015, any restricted stock agreement between him and the Company evidencing the grant or ownership of restricted stock or the Company’s 2013 Equity Incentive Plan, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Worker Readjustment and Retraining Notification Act, the Consolidated Omnibus Budget Reconciliation Act, the Employee Retirement Income Security Act of 1974, the Pennsylvania Human Relations Act, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs. This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

(b) Although Paragraph 1(a) is intended to be a general release, it is understood and agreed that Paragraph 1(a) excludes claims related to the Executive’s right to receive the payments and benefits described in Section 2 of the Severance Agreement, as well as claims under any statute or common law that the Executive is legally barred from releasing, such as the Executive’s entitlement to vested pension benefits. Notwithstanding any other provision hereof, the Executive shall not release claims that the Executive may have against the Company for reimbursement of ordinary and necessary business expenses incurred by him during the course of his employment, claims that arise after the effective date of the Release, any rights the Executive may have to enforce the Severance Agreement, and claims for which the Executive is entitled to be indemnified under the Company‘s charter, by-laws or under applicable law or pursuant to the Company’s directors’ and officer’s liability insurance policies.

(c) Nothing herein is intended to or shall preclude the Executive from filing a charge with any appropriate federal, state or local government agency and/or cooperating with said agency in its investigation. The Executive, however, explicitly waives any right to file a personal lawsuit or receive monetary damages that the agency may recover against the Releasees, without regard as to who brought any said complaint or charge. Employee further agrees that to the extent any relief, including monetary relief, is awarded in any such proceeding, all amounts paid as consideration under Section 2 of the Severance Agreement shall be a setoff and credit against any such award to the fullest extent permitted by law.

(d) The Executive represents and agrees by signing below that the Executive has not been denied any leave or benefit requested, has received the appropriate pay for all hours worked for the Company, and has no known workplace injuries or occupational diseases.

(e) To the fullest extent permitted by law, the Executive represents and affirms that (i) the Executive has not filed or caused to be filed on the Executive’s behalf any claim for relief against any Releasee and, to the best of the Executive’s knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company or any Releasee on the Executive’s behalf; and (ii) the Executive has not reported any improper, unethical or illegal conduct or activities to any supervisor, manager, department head, human resources representative, agent or other representative of the Company, to any member of the Company’s legal or compliance departments, or to the ethics hotline, and has no knowledge of any such improper, unethical or illegal conduct or activities. The Executive agrees to promptly dismiss with prejudice all claims for relief filed before the date the Executive signs this Agreement.

2. The Executive further agrees and recognizes that the Executive’s employment relationship with the Company has been permanently severed, that the Executive shall not seek employment with the Company or any affiliated entity at any time in the future, and that the Company has no obligation to employ the Executive in the future.

3. The Executive further agrees that the Executive will not disparage or subvert the Company, or make any statement reflecting negatively on the Releasees including, but not limited to, statements relating to the operation or management of the Company, the Executive’s employment and the termination of the Executive’s employment, irrespective of the truthfulness or falsity of such statement. The Company agrees that none of its Executive Chairman, Chief Executive Officer, President, Chief Financial Officer, Chief Legal Officer or other officer (as defined under Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934) will, either individually or on behalf of the Company, disparage or subvert the Executive, or make any statement reflecting negatively on the Executive which is intended to damage the business or personal reputations of the Executive.

4. The Executive acknowledges that if the Executive had not executed this Agreement containing a release of all claims, the Executive would not have been entitled to the payments and benefits set forth in Section 2 of the Severance Agreement.

5. The Executive acknowledges that he voluntarily entered into and executed the Proprietary Information and Assignment of Inventions Agreement (“Confidentiality Agreement”) and that certain of the obligations imposed on the Executive by the Confidentiality Agreement continue in full force and effect after the separation of his employment with the Company. The Executive will therefore continue to comply with the Confidentiality Agreement in accordance with its terms.

6. This Agreement contains the entire agreement between the Company and the Executive relating to the subject matter hereof. No prior or contemporaneous oral or written agreements or representations may be offered to alter the terms of this Agreement. To the extent Employee has entered into other agreements with the Company that are not in conflict with this Agreement, including, but not limited to the Severance Agreement and the Confidentiality Agreement, the terms of this Agreement shall not supersede, but shall be in addition to such other agreements.

7. The Executive represents that the Executive has returned to the Company and does not presently have in the Executive’s possession or control any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the “Corporate Records”) provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of the Executive’s prior employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by the Executive while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates. In addition, the Executive has or will promptly return in good condition any other Company owned equipment or property, including, but not limited to, automobiles, personal data assistants, facsimile machines, copy machines, pagers, credit cards, cellular telephone equipment, business cards, laptops and computers. At the Executive’s request, the Company will make reasonable arrangements to transfer cellular phone numbers and personal fax numbers to the Executive.

8. Nothing in this Agreement shall prohibit or restrict the Executive from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s designated legal, compliance or human resources officers; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

9. The parties agree and acknowledge that the agreement by the Company described herein, and the release of any asserted or unasserted claims against the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to the Executive.

10. The Executive further agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violations of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

11. This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

12. The Executive certifies and acknowledges as follows:

(a) That the Executive has read the terms of this Agreement, and that the Executive understands its terms and effects, including the fact that the Executive has agreed to RELEASE AND FOREVER DISCHARGE the Releasees from any legal action arising out of the Executive’s employment relationship with the Company and the termination of that employment relationship; and

(b) That the Executive has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which the Executive acknowledges is adequate and satisfactory to him and which the Executive acknowledges is in addition to any other benefits to which the Executive is otherwise entitled; and

(c) That the Executive has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement; and

(d) That the Executive does not waive rights or claims that may arise after the date this Agreement is executed; and

(e) That the Company has provided the Executive with a period of twenty-one (21) days within which to consider this Agreement, and that the Executive has signed on the date indicated below after concluding that this Agreement is satisfactory; and

(f) The Executive acknowledges that this Agreement may be revoked within seven (7) days after execution, and it shall not become effective until the expiration of such seven (7) day revocation period. In the event of a timely revocation by the Executive, this Agreement will be deemed null and void and the Company will have no obligations hereunder or under Section 2 of the Severance Agreement.

Intending to be legally bound hereby, the Executive and the Company executed the foregoing Separation of Employment and General Release Agreement this 31st day of August , 2016.

THE EXONE COMPANY

By:
Name:	JoEllen Lyons Dillon
Title:	Executive Vice-President, Chief Legal Officer and Corporate Secretary

By:
Hans Sack